Exhibit 10.16
Execution Version
GUARANTY AGREEMENT
     This GUARANTY AGREEMENT (this “Guaranty”) is given as of November 12, 2009, by TNP STRATEGIC RETAIL TRUST, INC., a Maryland corporation having an address of 1900 Main Street, Suite 700, Irvine, California 92614 (the “REIT”), THOMPSON NATIONAL PROPERTIES, LLC, a Delaware limited liability company having an address of 1900 Main Street, Suite 700, Irvine, California 92614 (“TNP”), and ANTHONY W. THOMPSON, an individual having an address of 1900 Main Street, Suite 700, Irvine, California 92614 (“Thompson”, and together with the REIT and TNP, the “Guarantors”, and individually, a “Guarantor”) pursuant to the terms and conditions of that certain Revolving Credit Agreement of even date, as may be amended from time to time (the “Credit Agreement”) by and among TNP Strategic Retail Operating Partnership, LP, a Delaware limited partnership having and address of 1900 Main Street, Suite 700, Irvine, California 92614, as “Borrower” and KEYBANK NATIONAL ASSOCIATION, a national banking association, having an address at 225 Franklin Street, 18th Floor, Boston, Massachusetts 02110, as agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”) for itself and any other lenders who become Lenders under the Credit Agreement (collectively referred to as “Lenders” and each individually referred to as a “Lender”), and the Lenders. Capitalized terms used herein and not otherwise specifically defined shall have the same meaning herein as in the Credit Agreement.
     FOR VALUE RECEIVED, and to induce Lenders to extend credit to Borrower as provided for in the Credit Agreement and the other Loan Documents, Guarantors hereby unconditionally agrees as follows:
     1. Guaranty. Guarantors, as a primary party and not merely as a surety, and on a joint and several basis, unconditionally and irrevocably guarantee the following (referred to herein as the “Guaranteed Obligations”):
     A. All Obligations. The prompt and full payment (and not merely the collectibility), performance and observance of all of the obligations, terms and conditions to be paid, performed or observed by Borrower, any Guarantor and/or any Obligor (or other grantor under a Pledge Agreement or any joinder or addendum thereto) under the Credit Agreement and each other Loan Document, each as the same may be hereafter amended, modified, extended, renewed or recast, including, but not limited to the payment of $15,000,000, together with interest and other charges thereon as provided for in the Note and the Credit Agreement, all obligations of Borrower to be paid, performed, satisfied and complied with under and with respect to any so-called interest rate “swap” agreement or any other interest rate protection agreement now or hereafter entered into by and between Borrower and one or more of Lenders, and all indebtedness to Agent and Lenders incurred by Borrower and/or any Obligor relating to the Loan Documents prior to, during or following any proceedings in respect of a bankruptcy, reorganization or insolvency, together with each amendment, extension, modification, replacement or recasting of any one or more of such agreements.
     B. Payment. The prompt and full payment, and not merely the collectibility, of all principal, interest, fees and other charges when due under the Notes, the Credit Agreement, and each other Loan Document.
     Upon any Event of Default under the Credit Agreement, or any of the other Loan Documents, or if Agent has accelerated the Obligations pursuant to a right to do so under the Credit Agreement, Agent may at its option proceed directly and at once, without further notice, against any Guarantor hereunder, without proceeding against Borrower, or any other person or other Collateral for the obligations secured by this Guaranty. Any sums payable by Guarantors hereunder shall bear interest at the Default Rate from the date of demand until the date paid.
     If Borrower, or Guarantors if so required, shall fail or refuse to perform or continue performance of all of the Obligations of the Credit Agreement on the part of Borrower to be kept and performed, then, if an Event of Default exists on account thereof under the Credit Agreement or this Guaranty, in addition to any other rights and remedies which Agent may have hereunder or elsewhere, and not in limitation thereof, Agent, at Agent’s option, may exercise any or all of its rights and remedies under the Credit Agreement, that certain Pledge and Security Agreement of even date herewith by and between the REIT and Agent, for the benefit of Lenders, as may be amended from time to time (the “REIT Pledge Agreement”), and each other Loan Document. This Guaranty shall survive and continue in full force and effect beyond and after the payment and satisfaction of the Guaranteed Obligations and the Obligations of Borrower in the event Agent or any Lender is required to disgorge or return any payment or property received as a result of any laws pertaining to preferences, fraudulent transfers or fraudulent conveyances; provided that Guarantors’ liability under this sentence shall be limited to the amount of such payment or property disgorged or returned together with any reasonable attorneys’ fees, costs and expenses paid or incurred by Agent or Lenders in connection with any such event.
     2. Waivers. Each Guarantor hereby waives and relinquishes to the fullest extent now or hereafter not prohibited by applicable law:
     (i) all suretyship defenses and defenses in the nature thereof;
     (ii) any right it may have to require the Agent or any Lender to proceed against Borrower, proceed against or exhaust any security held from Borrower, or pursue any other remedy in the Agent’s or the Lenders’ power to pursue;
     (iii) any defense based on any claim that such Guarantor’s (or Guarantors’) obligations exceed or are more burdensome than those of Borrower;
     (iv) any defense based on: (a) any legal disability of Borrower, (b) any release, discharge, modification, impairment or limitation of the liability of Borrower to the Agent or the Lenders from any cause, whether consented to by the Agent or the Lenders or arising by operation of law or from any Insolvency Proceeding and (c) any rejection or disaffirmance of the Loan, or any part of it, or any security held for it, in any such Insolvency Proceeding;
     (v) any defense based on any action taken or omitted by the Agent or any Lender in any Insolvency Proceeding involving Borrower, including any election to have the Agent’s or the Lenders’ claim allowed as being secured, partially secured or unsecured, any extension of credit by the Lenders to Borrower in any Insolvency Proceeding, and the taking and holding by the Agent or the Lenders of any security for any such extension of credit;
     (vi) any right or claim of right to cause a marshalling of the assets of Borrower or of any Collateral, or to cause Agent or any Lender to proceed against any of the other security for the Guaranteed Obligations or the Obligations of Borrower before proceeding under this Agreement against Guarantor, or, if there shall be more than one Guarantor, to require Agent or any Lender to proceed against any other Guarantor or any of Guarantors in any particular order;
     (vii) all rights and remedies, including, but not limited to, any rights of subrogation, contribution, reimbursement, exoneration or indemnification pursuant to any agreement, express or implied, or now or hereafter accorded by applicable law to indemnitors, guarantors, sureties or accommodation parties, provided, however, unless Agent otherwise expressly agrees in writing, such waiver by Guarantor shall not be effective to the extent that by virtue thereof Guarantor’s liability under this Guaranty or under any other Loan Document is rendered invalid, voidable, or unenforceable under any applicable state or federal law dealing with the recovery or avoidance of so-called preferences or fraudulent transfers or conveyances or otherwise;
     (viii) notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of nonpayment, nonperformance, nonobservance or default, or other proof or notice of demand whereby to charge Guarantor therefor;
     (ix) the pleading of any Statute of Limitations as a defense to Guarantor’s obligations hereunder; and
     (x) the right to a trial by jury in any matter related to this Guaranty.
Any and all payments made by Borrower, or any Person other than Guarantor, and any and all payments, proceeds, credits or other sums received by Agent on account of the Loan Documents whether arising from the disposition of the Properties or other Collateral, or otherwise, shall be applied by Agent first, without modifying, releasing or reducing the obligations of Guarantors hereunder, to reduce that portion of the principal of the Notes and interest thereon not guaranteed by Guarantors hereunder, and only thereafter to the portion of the principal of the Notes and the interest thereon guaranteed by Guarantors hereunder.
     3. Cumulative Rights. Agent’s rights under this Guaranty shall be in addition to and not in limitation of all of the rights and remedies of Agent under the Loan Documents. All rights and remedies of Agent shall be cumulative and may be exercised in such manner and combination as Agent may determine.
     4. No Impairment. The liability of Guarantors hereunder shall in no way be limited or impaired by, and Guarantors hereby assent to and agree to be bound by, any amendment or modification of the provisions of the Loan Documents to or with Agent by Borrower or any other Guarantor or any Person who succeeds Borrower as owner of the Collateral. In addition, the liability of Guarantors under this Guaranty and the other Loan Documents shall in no way be limited or impaired by:
     (i) any extensions of time for performance required by any of the Loan Documents;
     (ii) any amendment to or modification of any of the Loan Documents;
     (iii) any sale or assignment of any of the Loans or any sale, transfer or exchange of all or part of the Collateral;
     (iv) the accuracy or inaccuracy of any of the representations or warranties made by or on behalf of Borrower or any Guarantor, under any Loan Document or otherwise;
     (v) the release of Borrower, any owner of Borrower, or any other Person, from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s voluntary act, or otherwise, except in connection with an indefeasible payment in full of the Obligations;
     (vi) the filing of any bankruptcy or reorganization proceeding by or against Borrower, any owner of Borrower, or any subsequent owner of the Collateral;
     (vii) the release or substitution in whole or part of any collateral or security for the Obligations or the Guaranteed Obligations;
     (viii) Agent’s failure to record any UCC financing statements, or Agent’s improper recording or filing of any thereof, or Agent’s failure to otherwise perfect, protect, secure, or insure any security interest or lien given as security for the Obligations;
     (ix) the release of any other party now or hereafter liable upon or in respect of this Guaranty or any of the other Loan Documents; or
     (x) the invalidity or unenforceability of all or any portion of any of the Loan Documents as to Borrower or any other Person.
Any of the foregoing may be accomplished with or without notice to Borrower, any owner of Borrower or any Guarantor and with or without consideration.

     5. Delay Not Waiver. No delay on Agent’s part in exercising any right, power or privilege hereunder or under any of the Loan Documents shall operate as a waiver of any such privilege, power or right. No waiver by Agent in any instance shall constitute a waiver in any other instance.
     6. Warranties and Representations.
     A. Guarantors. Each Guarantor warrants and represents to Agent and Lenders for the express purpose of inducing Agent and Lenders to enter into the Credit Agreement, to make the Loans, to accept this Guaranty, and to otherwise complete the transactions contemplated by the Credit Agreement as to such Guarantor and Borrower that as of the date of this Guaranty, upon the date of each Borrowing, and at all times thereafter until the Obligations are repaid and all Guaranteed Obligations to Lenders have been satisfied in full, as follows:
          (i) Incorporation by Reference. Each warranty and representation made by any Guarantor or Borrower in the Credit Agreement or the other Loan Documents is true, accurate and complete and is incorporated herein by reference as if set forth at length herein.
          (ii) Financial Information. True, accurate and complete financial statements of Guarantors have been delivered to Agent and each of the same fairly present in all material respects Guarantors’ financial condition as of the dates thereof and no material and adverse change has occurred in Guarantors’ financial condition since the date thereof; and each financial statement of each Guarantor submitted in the future shall be true, accurate and complete and shall fairly present in all material respects such Guarantor’s financial condition as of the dates thereof.
          (iii) No Violation. The payment and performance by such Guarantor of such Guarantor’s obligations under the Credit Agreement and this Guaranty do not and shall not constitute a violation (a) to such Guarantor’s knowledge, of any law, order or regulation, or (b) of any contract, agreement or organizational document to which such Guarantor is a party or by which such Guarantor or such Guarantor’s property may be bound, which violation would reasonably be expected to have a material adverse effect on the financial condition of such Guarantor or to impair the ability of the REIT to perform its obligations hereunder.
          (iv) No Litigation. There is no material litigation now pending or, to the best of such Guarantor’s knowledge threatened, against such Guarantor which, if adversely decided could reasonably be expected to materially impair the ability of such Guarantor to perform its obligations hereunder or under the Loan Documents.
          (v) Valid and Binding. Each of the Loan Documents to which such Guarantor is a party, constitutes such Guarantor’s legal, valid and binding obligation in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and with respect to the availability of remedies of specific enforcement subject to the discretion of the court before which proceedings therefor may be brought.
          (vi) Solvency. Such Guarantor is solvent and is not rendered insolvent by the obligations undertaken in this Guaranty. Such Guarantor is not contemplating either the filing of a petition or proceeding under any state or federal bankruptcy or insolvency or reorganization laws or the liquidating of all or a major portion of such Guarantor’s property, and Guarantor has no knowledge of any such petition or proceeding being filed against such Guarantor.
          (vii) Material Economic Benefit. The granting of the Loans to Borrower will constitute a material economic benefit to such Guarantor inasmuch as such Guarantor directly or indirectly owns the ownership interests of Borrower.
     B. The REIT. In addition to the foregoing representations and warranties set forth in Section 6A of this Guaranty, the REIT warrants and represents to Agent and Lenders for the express purpose of inducing Agent and Lenders to enter into the Credit Agreement, to make the Loans, to accept this Guaranty, and to otherwise complete the transactions contemplated by the Credit Agreement as to the REIT that as of the date of this Guaranty, upon the date of each Borrowing, and at all times thereafter until the Obligations are repaid and all Guaranteed Obligations to Lenders have been satisfied in full, as follows:
          (i) No Violation. The payment and performance by the REIT of the REIT’s obligations under the Credit Agreement, this Guaranty and the REIT Pledge Agreement do not and shall not constitute a violation (a) to the REIT’s knowledge, of any law, order or regulation, or (b) of any contract, agreement or organizational document to which the REIT is a party or by which the REIT or the REIT’s property may be bound, which violation would reasonably be expected to have a material adverse effect on the financial condition of the REIT or to impair the ability of the REIT to perform its obligations hereunder.
          (ii) Entity Matters. The REIT is a duly organized, validly existing corporation organized and in good standing under the laws of the State of Maryland, has all requisite power and authority to conduct its business and to own its property as now conducted or owned, and is qualified to do business in all jurisdictions where the nature and extent of its business is such that such qualification is required by law.
          (iii) Credit Agreement. The REIT acknowledges and agrees that certain representations, warranties, covenants, agreements and undertakings were made by the REIT and/or on behalf of the REIT under the Credit Agreement and related Loan Documents, all of which are hereby incorporated by reference as if set forth at length herein.
     C. TNP. In addition to the foregoing representations and warranties set forth in Section 6A of this Guaranty, TNP warrants and represents to Agent and Lenders for the express purpose of inducing Agent and Lenders to enter into the Credit Agreement, to make the Loans, to accept this Guaranty, and to otherwise complete the transactions contemplated by the Credit Agreement as to TNP that as of the date of this Guaranty, upon the date of each Borrowing, and at all times thereafter until the Obligations are repaid and all Guaranteed Obligations to Lenders have been satisfied in full, as follows:
          (i) Entity Matters. TNP is a duly organized, validly existing limited liability company organized and in good standing under the laws of the State of Delaware, has all requisite power and authority to conduct its business and to own its property as now conducted or owned, and is qualified to do business in all jurisdictions where the nature and extent of its business is such that such qualification is required by law.
     7. Notices. All notices shall be given in the manner provided for, and shall be effective in accordance with the provisions of, Section 15.1 of the Credit Agreement.
     8. No Oral Change. No provision of this Agreement may be changed, waived, discharged, or terminated orally (in person or by telephone) or by any other means except by an instrument in writing signed by the party against whom enforcement of the change, waiver or discharge or termination is sought.
     9. Parties Bound; Benefit. This Agreement shall be binding upon Guarantors and each Guarantor’s respective successors, assigns, heirs and personal representatives and shall be for the benefit of Agent and Lenders, and of any subsequent holder of Agent’s or a Lender’s interest in the Obligations or Loans and of any owner of a participation interest therein. In the event the interest of Agent or any Lender under the Loan Documents is sold or transferred, then the liability of the Guarantors to Lenders shall then be in favor of the Lenders originally named herein and each subsequent holder of any such Lenders’ interest therein, to the extent of their respective interests.
     10. Joint and Several. If there is more than one (1) Guarantor, the obligations of each Guarantor and such Guarantor’s respective successors, assigns, heirs and personal representatives shall be and remain joint and several. Each reference to Guarantor shall include each Guarantor separately as well as all Guarantors collectively.
     11. Partial Invalidity. Each of the provisions hereof shall be enforceable against Guarantors to the fullest extent now or hereafter not prohibited by applicable law. The invalidity or unenforceability of any provision hereof shall not limit the validity or enforceability of each other provision hereof.
     12. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, excluding the laws applicable to conflicts or choice of law. The parties agree that the Commonwealth of Massachusetts has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.
     13. Consent to Jurisdiction. Each Guarantor hereby irrevocably submits to the nonexclusive personal jurisdiction of any Massachusetts State Court or any Federal Court sitting in Massachusetts over any suit, action or proceeding arising out of or relating to this Guaranty. Each Guarantor hereby agrees and consents that in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any Massachusetts State or Federal Court sitting in Massachusetts may be made by certified or registered mail, return receipt requested, directed to such Guarantor at the address indicated in Section 7 above and service so made shall be deemed completed five (5) days after the same shall have been so mailed.
     14. Financial Statements and Reports.
          A. The REIT. The REIT shall furnish or cause to be furnished to Agent from time to time the financial statements, data and information specifically required of the REIT pursuant to Section 9.2 of the Credit Agreement.
          B. TNP. TNP shall furnish to the Agent, from time to time, the following financial statements, data and information:
               (i) Annual Statements. Within one hundred twenty (120) days of the end of each fiscal year of TNP, audited financial statements of TNP prepared in accordance with generally accepted accounting principles, or other recognized method of accounting reasonably acceptable to Agent, consistently applied, in form and manner of presentation reasonably acceptable to Agent consistent with the financial statements previously delivered to Agent by Deloitte & Touche LLP or another independent, certified public accountant reasonably acceptable to Agent, such financial statements to be unqualified, true, accurate and complete and fairly represent in all material respects the financial condition of TNP as of the dates thereof.
               (ii) Periodic Statements. Within forty-five (45) days following the end of each fiscal quarter the following, internally prepared by TNP and certified by TNP to be true, accurate and complete and to fairly represent in all material respects the financial condition of TNP as of the dates thereof: (a) financial statements (consisting of a balance sheet, income statement and statement of cash flow) showing the results of operation for the prior quarter and on a year-to-date basis for the prior quarter; and (b) covenant compliance certificates substantially in the form of Exhibit A-2 attached hereto signed by an authorized representative of TNP (and such additional backup material as may be reasonably requested by Agent).
               (iii) Other Information. Within a reasonable period of time, and from time to time, all such other financial data, schedules or information as Agent may reasonably request with respect to TNP.
          C. Thompson. Thompson shall furnish to the Agent, from time to time, the following financial statements, data and information
               (i) Annual Statements. Within one hundred twenty (120) days of the end of each fiscal year of Thompson, a balance sheet in the form previously provided to and approved by Agent prior to the date of this Guaranty, such balance sheet to be unqualified, true, accurate and complete and fairly represent in all material respects the financial condition of Thompson as of the dates thereof.

               (ii) Periodic Statements. Within forty-five (45) days following the end of each fiscal quarter the following, internally prepared by Thompson and certified by Thompson to be true, accurate and complete and to fairly represent in all material respects the financial condition of Thompson as of the dates thereof: (a) a balance sheet in the form previously provided to and approved by Agent prior to the date of this Guaranty showing the results of operation for the prior quarter; and (b) covenant compliance certificates substantially in the form of Exhibit A-2 attached hereto signed by Thompson (and such additional backup material as may be reasonably requested by Agent).
               (iii) Other Information. Within a reasonable period of time, and from time to time, all such other financial data, schedules or information as Agent may reasonably request with respect to Thompson.
     15. Additional Covenants of the Guarantors.
          15.1. The REIT. The REIT shall pay, perform, observe and comply with all of the obligations, terms, covenants and conditions set forth in this Guaranty, the REIT Pledge Agreement, and the other Loan Documents to which the REIT is a party and by any provisions of the Credit Agreement specifically applicable to the REIT (all as if such provisions were, and such provisions hereby are, incorporated by reference into this Guaranty as if set forth at length herein). Additionally, the REIT agrees to comply with each of the following:
               A. Minimum REIT Net Worth. At all times, the REIT will be required to maintain a minimum REIT Net Worth of not less than the sum of (i) $1,400,771 (which represents ninety percent (90%) of the REIT Net Worth as of the date of this Guaranty), plus (ii) ninety percent (90%) of the total of all Net Proceeds received by the REIT from Equity Issuances after the date of this Guaranty. This covenant will be tested at the end of each fiscal quarter.
               B. Maximum Leverage Ratio. At all times, the Leverage Ratio shall not exceed (i) for the period commencing on the date of this Agreement and continuing to and including March 31, 2010, eighty percent (80%), (ii) for the period commencing on April 1, 2010 and continuing to and including June 30, 2010, seventy-five percent (75%), and (iii) for the period commencing on July 1, 2010 and continuing until the Maturity Date, seventy percent (70%). This covenant will be tested at the end of each fiscal quarter. The REIT shall have the right to cause the Borrower to curtail the outstanding principal balance of the Obligations by such amount as is necessary to satisfy the foregoing covenant.
               C. Liquidity. Commencing on the Trigger Date, at all times, the Liquidity of the REIT shall not be less than $250,000, which must be unencumbered and for which no Negative Pledge is in effect with any creditor and for which a Negative Pledge has not been given to any creditor, and which Liquidity shall not be less than $500,000 upon the earlier to occur of (i) April 12, 2010 (which date is six (6) months after the date of this Guaranty) or (ii) the REIT receiving Net Proceeds in an aggregate amount in excess of $10,000,000 from Equity Issuances. This covenant will be tested at the end of each fiscal quarter commencing with the first fiscal quarter following the Trigger Date.

               D. Minimum Debt Service Coverage Ratio. The ratio of (i) EBITDA of the REIT for the period of the fiscal quarter of the REIT most recently ending to (ii) Total Debt Service for such period, shall equal or exceed 1.30 to 1.00 at all times. This covenant will be tested at the end of each fiscal quarter. The REIT shall have the right to cause the Borrower to curtail the outstanding principal balance of the Obligations by such amount as is necessary to satisfy the foregoing covenant.
               E. Equity Issuances. The REIT shall receive Net Proceeds from Equity Issuances of no less than (i) $2,000,000 in each of December, 2009, January, 2010 and February, 2010, (ii) $3,000,000 in each of March, April, May and June of 2010, and (iii) $4,000,000 in each calendar month thereafter until the Maturity Date.
               F. Certificate of Compliance. Not later than the dates required by Section 9.2 of the Credit Agreement, the REIT shall deliver to Agent a Certificate of Compliance in the form attached as Exhibit A-1 hereto.
               G. Ownership of Borrower. At all times, REIT shall own one hundred percent (100%) of the general partnership interests and (either directly, indirectly or through an affiliate of the REIT) not less than seventy-five percent (75%) of the limited partnership interests, in and to the Borrower.
               H. Prohibited Transactions. The REIT shall comply in all respects with Section 9.6 of the Credit Agreement.
               I. REIT Requirements. At such time as the REIT makes the REIT Election (as defined in the Credit Agreement), the REIT agrees that it shall: (a) operate its business at all times so as to satisfy or be deemed to have satisfied all requirements necessary to qualify as a real estate investment trust under the Code (as defined in the Credit Agreement); (b) The REIT shall maintain adequate records so as to comply with all record-keeping requirements relating to its qualification as a real estate investment trust as required by the Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file with the IRS all returns and reports required thereby; and (c) request from its shareholders all shareholder information required by the Code and applicable regulations of the Department of Treasury promulgated thereunder. The REIT agrees to promptly notify the Agent of the REIT Election.
               J. Depository Accounts. The REIT shall comply with the provisions of Section 9.28 of the Credit Agreement.
          15.2. TNP. TNP shall pay, perform, observe and comply with all of the obligations, terms, covenants and conditions set forth in this Guaranty and the other Loan Documents to which TNP is a party and by any provisions of the Credit Agreement specifically applicable to TNP.
               A. Depository Accounts. TNP shall comply with the provisions of Section 9.28 of the Credit Agreement.

          15.3. Thompson. Thompson shall pay, perform, observe and comply with all of the obligations, terms, covenants and conditions set forth in this Guaranty, and the other Loan Documents to which Thompson is a party and by any provisions of the Credit Agreement specifically applicable to Thompson.
          15.4. TNP and Thompson.
               A. Minimum Net Worth. At all times, TNP and Thompson will be required to maintain a minimum Thompson/TNP Net Worth of not less than $20,000,000, which minimum Thompson/TNP Net Worth shall be satisfied if (a) Thompson and TNP on a combined basis have a minimum Thompson/TNP Net Worth of not less than $20,000,000; or (b) either Thompson or TNP has a Thompson/TNP Net Worth (calculated on an individual basis) of at least $20,000,000 individually. This covenant will be tested at the end of each fiscal quarter.
               B. Liquidity. At all times, the Liquidity of TNP and Thompson shall not be less than $1,000,000, which must be unencumbered and for which no Negative Pledge is in effect with any creditor and for which a Negative Pledge has not been given to any other creditor, and which Liquidity covenant shall be satisfied if (a) Thompson and TNP on a combined basis have a Liquidity of not less than $1,000,000; or (b) either Thompson or TNP has a Liquidity of at least $1,000,000 individually. This covenant will be tested at the end of each fiscal quarter.
          15.5. Definitions. For purposes of this Guaranty, the following terms shall have the following meanings:
          A. Contingent Obligation. Means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly (but, for purposes of clarification, excluding any such primary obligation to the extent such primary obligation is reflected on the balance sheet of either the Borrower or a Guarantor), including any obligation of such Person under any (i) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (ii) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (iii) arrangement (a) to purchase any primary obligation or security therefor, (b) to supply funds for the purchase or payment of any primary obligation, (c) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (d) to purchase real or personal property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (e) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

          B. Debt. Means, at any time, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money (including, without limitation, all obligations of such Person evidenced by any debenture, bond, note, commercial paper or security, but also including all such obligations for borrowed money not so evidenced), which shall include (without limitation) (x) in the case of the Borrower, the Obligations and (y) in the case of the Entities, the Property Loans; (ii) all obligations for borrowed money secured by any Lien existing on any real or personal property owned by such Person (whether or not such obligations have been assumed by such Person or recourse in respect thereof is available against such Person), solely to the extent not included in clause (i); and (iii) any Contingent Obligation or endorsement of such Person of any obligation or liability of another Person, solely to the extent not included in clauses (i) or (ii).
          C. EBITDA. Means, with respect to the REIT, and for any period, the net income (or loss) of the REIT (before provision for income taxes) for such period plus (i) the sum of (a) interest expense, (b) depreciation, amortization and other non-cash charges, (c) losses on asset sales, exchanges, transfers or other dispositions, and (d) extraordinary losses or charges, less (ii) the sum of (a) gains on asset sales, exchanges, transfers or other disposition, (b) extraordinary or other unusual gains or credits, (c) income tax credits received or accrued, and (d) income attributable to non-cash items or other non-cash credits, in each case to the extent included in arriving at such income (or loss) for such period and determined in accordance with GAAP.
          D. GAAP. Means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
          E. Liquidity. Means, with respect to any Person, as determined on any date, the sum of (i) unrestricted cash and cash equivalents of such Person, plus (ii) unencumbered marketable securities and other investments (to the extent reasonably acceptable to Agent) of such Person, plus (iii) unrestricted and immediately available borrowing capacity under corporate credit facilities (to the extent such facilities are not currently in default or if any such facility is currently in default, then to the extent that such Person can demonstrate (to the reasonable satisfaction of Agent) that, notwithstanding such default, such Person is able to draw or otherwise obtain advances under such loan facility from the applicable lender) of such Person.
          F. Leverage Ratio. Means the ratio of Total Liabilities to Total Asset Value.
          G. REIT Net Worth. Means the sum of (i) Total Asset Value less (ii) Total Liabilities.

          H. Thompson/TNP Net Worth Means, with respect to Thompson and/or TNP (as applicable) an amount equal to (i) the total assets of Thompson and/or TNP (as applicable) minus (ii) the total of (x) all indebtedness of Thompson and/or TNP (as applicable) (whether long-term or current, senior or subordinated) on a consolidated basis which would properly be shown as liabilities on the face of the balance sheet of Thompson and/or TNP prepared in accordance with generally accepted accounting principles consistently applied, plus (y) with respect to the Contingent Obligations of Thompson and TNP, an amount equal to the total of (i) ten percent (10%) of such Contingent Obligations arising with respect to any guaranty by Thompson and/or TNP of the obligations of (A) an Entity under a Property Loan, and (B) any other Person under a loan, to the extent such Property Loan or other loan (as applicable) is secured by a first lien mortgage or deed of trust in favor of the applicable lender (the “Property Level Contingent Obligations”), plus (ii) twenty five percent (25%) of all Contingent Obligations that are not Property Level Contingent Obligations, and which (in the case of (i) or (ii) above), are not reflected on such balance sheet of Thompson and/or TNP (as applicable), as of the applicable date of calculation, and are not included in (x) above. To the extent that the Thompson/TNP Net Worth is being calculated on an aggregate and not individual basis, a Contingent Obligation of both Thompson and TNP (to the extent that it is duplicative) shall only be included once for purposes of calculating the aggregate Thompson/TNP Net Worth.
          I. Total Asset Value. Means the sum of (i) the REIT’s pro rata share of the Acquisition Costs of all Properties, plus (ii) cash and cash equivalents.
          J. Total Debt Service. Means, for any period, the sum of (i) interest expense for such period, plus (ii) all regularly scheduled principal payments made with respect to indebtedness; in each case with respect to the REIT, the Borrower, and the Entities during such period, and excluding any balloon, bullet, early repayment or similar principal payment which, in each case, repays such indebtedness in full.
          K. Total Liabilities. Means the sum of (i) the REIT’s pro rata share of the aggregate outstanding principal balance of all Debt of the REIT, the Borrower and the Entities, plus (ii) the then outstanding principal balance of the Obligations, solely to the extent not included in clause (i).
          L. Trigger Date means, the earlier to occur of (i) the REIT raising an aggregate amount in excess of $2,000,000 in gross proceeds from Equity Issuances to unaffiliated third parties (that are neither affiliates, directors, officers nor Subsidiaries of the REIT) or (ii) the completion of the first acquisition of Property and/or Equity Interests in an Entity by the Borrower under the terms of the Credit Agreement.
16. Subordination.
     16.1. Except as may be otherwise specifically provided for in the Credit Agreement with respect to Permitted Distributions and repayment of Permitted Additional Debt, any indebtedness of Borrower to Guarantors now or hereafter existing together with any interest thereon shall be, and such indebtedness is, hereby deferred, postponed and subordinated to the prior, full and Non-Contestable Payment and satisfaction of all Obligations of Borrower to the Lenders. Payment and satisfaction of Obligations shall be deemed “Non-Contestable Payment” only upon such payment and satisfaction and the expiration of all periods of time within which a claim for the recovery of a preferential payment, or fraudulent conveyance, or fraudulent transfer, in respect of payments received by Agent as to the Obligations could be filed or asserted with: (A) no such claim having been filed or asserted, or (B) if so filed or asserted, the final, non-appealable decision of a court of competent jurisdiction denying the claim or assertion.
     16.2. Except as may be otherwise specifically provided for in the Credit Agreement with respect to Permitted Distributions and repayment of Permitted Additional Debt, at all times until the full and Non-Contestable Payment and satisfaction of the Obligations of Borrower to Lenders with respect to the Obligations (and including interest accruing on the Note after the commencement of a case by or against Borrower under the Bankruptcy Code now or hereafter in effect, which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantors notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code, as now or hereafter in effect, generally), each Guarantor agrees not to accept any payment or satisfaction for any kind of indebtedness of Borrower to such Guarantor and hereby assigns such indebtedness to Lenders including, but not limited to, the right to file proofs of claim and to vote thereon in connection with any such case under the Bankruptcy Code, as now or hereafter in effect, and the right to vote on any plan of reorganization.
     16.3. Any mortgage, security interest, Lien or charge on the Collateral, all rights therein and thereto, and on the revenue and income to be realized therefrom, which any Guarantor, or any affiliated entity, may have or obtain as security for any loans, advances, indebtedness or costs in connection with the construction and completion of any improvements at a Property or in connection with the Collateral, or otherwise, shall be, and such mortgage, security interest, Lien or charge hereby is, subordinated to the Security Documents and to the full and Non-Contestable Payment and satisfaction of all Obligations of Borrower to the Lenders.
     16.4. In addition to the foregoing, and not in limitation thereof, any claims of a Guarantor of subrogation, contribution, reimbursement, exoneration, indemnification, or reimbursement arising out of any payment made on this Guaranty, whether such claim is based upon an express or implied contract, or operation of law, are hereby waived until the full and Non-Contestable Payment and satisfaction of all Obligations of Borrower to Lenders, provided, however, unless Agent otherwise expressly agrees in writing, such waiver by any particular Guarantor shall not be effective to the extent that by virtue thereof such Guarantor’s liability under this Guaranty or under any other Loan Document is rendered invalid, voidable, or unenforceable under any applicable state or federal law dealing with the recovery or avoidance of so-called preferences or fraudulent conveyances or otherwise.
     17. Legal Fees, Costs and Expenses. Each Guarantor further agrees to pay upon demand all out-of-pocket costs and expenses reasonably incurred by Agent or its successors or assigns in connection with enforcing any of the rights or remedies of Agent, or such successors or assigns, under or with respect to this Guaranty including, but not limited to, reasonable attorneys’ fees and the out-of-pocket expenses and disbursements of such attorneys. Any such amounts which are not paid within fifteen (15) days of demand therefor shall bear interest at the Default Rate from the date of demand until paid.
     18. Set-off. The REIT hereby grants to Agent, a continuing lien, security interest and right of set-off as security for all liabilities and obligations to Agent, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of KeyBank National Association and their respective successors and assigns, or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by the REIT), Agent may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower and the REIT even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR THE REIT, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     19. Information Regarding Borrower and any Collateral. Before signing this Guaranty, each Guarantor investigated the financial condition and business operations of Borrower, the present and former condition, uses and ownership of any collateral, and such other matters as such Guarantor deemed appropriate to assure itself of Borrower’s ability to discharge its obligations under the Loan Documents. Each Guarantor assumes full responsibility for that due diligence, as well as for keeping informed of all matters which may affect Borrower’s ability to pay and perform its obligations to the Agent and the Lenders. Neither the Agent nor any Lender has any duty to disclose to any Guarantor any information that the Agent or any Lender may have or receive about Borrower’s financial condition or business operations, the condition or uses of any collateral or any other circumstances bearing on Borrower’s ability to perform.
     20. JURY TRIAL WAIVER. EACH GUARANTOR, AGENT AND LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON THIS GUARANTY, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF AGENT AND LENDERS RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION

TO ACTUAL DAMAGES. EACH GUARANTOR CERTIFIES THAT NO REPRESENTATIVE OF AGENT OR LENDERS OR ATTORNEY OF AGENT OR LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT AND LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH GUARANTOR AUTHORIZES AGENT OR ANY LENDER TO FILE THIS AGREEMENT WITH ANY COURT OF COMPETENT JURISDICTION AS EVIDENCE OF THIS WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR GUARANTORS, AGENT AND LENDERS TO ENTER INTO LOAN DOCUMENTS AND MAKE THE LOANS AND THE TRANSACTIONS CONTEMPLATED HEREBY.
(The next page is the signature page.)

     Witness the execution and delivery hereof as an instrument under seal as of the date set forth above.

GUARANTORS:

REIT

TNP Strategic Retail Trust, Inc., a Maryland corporation

By	/s/ Wendy Worcester

Print Name: Wendy Worcester
Title:	Chief Financial Officer and Secretary

TNP

Thompson National Properties, LLC, a Delaware limited liability company

By:	/s/ Wendy Worcester

Name:	Wendy Worcester
Title:	Chief Financial Officer and Secretary

Thompson

/s/ Anthony W. Thompson

Anthony W. Thompson, an individual
[Signature Page to Guaranty Agreement]